Exhibit 23.3

[Letterhead of PricewaterhouseCoopers LLP]

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 2 to Registration Statement on Form S-3 of our report dated February 19, 2003 relating to the financial statements, which appear in Arch Capital Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2002.  We also consent to the incorporation by reference of our report dated February 19, 2003 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 27, 2004